UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 7, 2006

(Exact name of registrant as specified in its charter)

Connecticut	1-15052	06-1541045
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

157 Church Street, New Haven, Connecticut		06506
(Address of principal executive offices)		(Zip Code)

Registrant's Telephone Number,
Including Area Code		(203) 499-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

Item 8.01 Other Events

UIL Holdings Corporation’s subsidiary, The United Illuminating Company (UI), has a 9.5% stock ownership share in the Connecticut Yankee Atomic Power Company (Connecticut Yankee). On March 7, 2006, Connecticut Yankee and Bechtel Power Corporation (Bechtel) entered into a settlement agreement relative to the litigation regarding the termination of the turnkey decommissioning contract with Bechtel, as discussed further below.

Connecticut Yankee terminated its decommissioning contract with Bechtel in July 2003 for cause. In June 2003, Bechtel filed a complaint against Connecticut Yankee in Connecticut Superior Court, asserting a number of claims, including wrongful termination.

In August 2003, Connecticut Yankee filed a counterclaim, including counts for breach of contract, negligent misrepresentation and breach of duty of good faith and fair dealing. Connecticut Yankee has been managing the decommissioning process and was continuing to prosecute its counterclaims for excess completion costs and other damages against Bechtel in Connecticut Superior Court.

On March 7, 2006, Connecticut Yankee and Bechtel entered into a binding settlement agreement regarding this litigation. The agreement includes provisions providing that (1) all disputes between the parties are fully and finally settled and the decommissioning contract is deemed to be terminated by agreement, (2) the parties shall exchange a mutual general release of all claims, including any liens, garnishments and attachments, and (3) Bechtel shall pay Connecticut Yankee $15 million as settlement of this agreement. Connecticut Yankee and Bechtel have also agreed to execute a more complete settlement agreement and implementing documentation within ten days.

For further information regarding this matter refer to Part II, Item 8. “Financial Statements and Supplementary Data - Notes to Consolidated Financial Statements - Note (J) Commitments and Contingencies - Other Commitments and Contingencies - Connecticut Yankee Atomic Power Company” of UIL Holdings’ Annual Report on Form 10-K for the year ended December 31, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UIL HOLDINGS CORPORATION
Registrant

Date: 03/10/06	By /s/ Richard J. Nicholas
Richard J. Nicholas
Executive Vice President
and Chief Financial Officer